EXHIBIT 2.1

                AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE

                            DATED AS OF JULY 1, 2002

                                  BY AND AMONG

                          SOFTWALL EQUIPMENT CORPORATION

                                       AND

                          U.S. TECHNICAL CONSULTANTS INC.

             AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE

         This Agreement and Plan of Reorganization and Share Exchange (this "Agreement") is entered into on July 1, 2002 by and between Softwall Equipment Inc., a Utah corporation ("Softwall"), Randall Peterson, the majority shareholder of Softwall ("Mr. Peterson"), and U.S. Technical Consultants Incorporated, a California corporation (the "Company").

         WHEREAS, the Boards of Directors of Softwall and the Company have each determined that it is in the best interests of their respective companies and in the best interests of their respective shareholders to consummate the share exchange provided for herein;

         NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, Softwall and Company approve and adopt this Agreement and covenant and agree with each other as follows:

                                    ARTICLE 1
                               THE SHARE EXCHANGE
                               ------------------

1.01. THE SHARE EXCHANGE. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Utah Revised Business Corporation Act (the "URBC"), at the Effective Time (as defined in Section 1.03 hereof), and subject to the requisite approval of the shareholders of the Company, each issued and outstanding share of the Company shall be exchanged into a number of shares of Softwall as determined based on the Conversion Ratio (as defined below), and the Company shall become a wholly owned subsidiary of Softwall (the "Exchange").

1.02. ISSUANCE OF SHARES TO U.S. SOFTWALL. Subject to the terms and conditions of this Agreement, immediately after the Effective Time, and subject to the requisite approval of the shareholders of the Company, the Company shall issue Softwall all of the authorized and unissued shares of Common Stock of the Company.

1.03. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place on July __, 2002 subject to the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof, or at such other time as the parties hereto agree (the "Closing Date").

1.04. EFFECTIVE TIME. The Share Exchange shall become effective upon the filing of Articles of Share Exchange (the "Articles of Share Exchange") with the Secretary of State of Utah in accordance with the provisions of the URBC (the "Effective Time").

1.05. DIRECTORS AND OFFICERS. All directors of Softwall existing immediately prior to the Effective Time shall, at the Effective Time, automatically be removed as directors, and simultaneously, Bill Thomas and Jerry Shumacher shall become the sole directors of Softwall.

1.06. TAX FREE EXCHANGE - The parties intend that this acquisition and exchange of shares is to be a tax free exchange/transaction pursuant to
         Section 368(a)(1)(b) of the Internal Revenue Code of the United States.



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1.07.    RESCISSION AND CANCELLATION. As a condition to the Share Exchange,
         Softwall and Randall Peterson, the majority shareholder of Softwall, shall enter into a Consulting Agreement in the form attached hereto as Exhibit A (the "Consulting Agreement"), pursuant to which, in exchange for consulting services, Softwall shall (a) issue Mr. Peterson a Promissory Note in the principal amount of $125,000.00 (the "Promissory Note"), in substantially the form attached to the Consulting Agreement as Exhibit 1; and (b) issue Mr. Peterson 183,411 shares of Softwall Common Stock. In the event the Company becomes in "Default" (as defined in the Peterson Note) under the Peterson Note, Mr. Peterson may, at his option, cancel and rescind the Share Exchange by delivering to the Chief Executive Officer of the Company, an executed written notice of the cancellation and rescission (the "Recession Notice"). If the Default is not cured within 5 days after receipt of the Rescission Notice, at the election of Mr. Peterson, and with no action on the part of the Company, Softwall, Mr. Peterson or the shareholders of the Company, (x) all Softwall Common Stock into which the Company Common Stock shall have converted shall automatically reconvert back into shares of Company Common Stock based on the reverse of the Conversion Ratio, (y) all shares of Company Common Stock issued to Softwall shall automatically be cancelled, and (z) the parties shall otherwise be restored to their relative positions as they existed prior to the Closing (the "Peterson Option").

                                    ARTICLE 2
              SHARE EXCHANGE CONSIDERATION AND CONVERSION OF STOCK
              ----------------------------------------------------

2.01 CONVERSION OF STOCK. The parties have agreed that at the Effective Time, the holders of Company Common Stock shall be issued an aggregate of 3.5 million shares of Softwall Common Stock (the "Aggregate Share Exchange Consideration") after the currently contemplated 100-for-1 reverse split of the Softwall Common Stock has been affected. At the Effective Time, by virtue of the Share Exchange and without any action on the part of Softwall or the Company, subject to any adjustments required by Section
        2.02 of this Agreement, each share of common stock of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time, shall automatically be converted into and become a right to receive 156.62 (the "Conversion Ratio") post-reverse split shares of the common stock of Softwall (the "Softwall Common Stock", or "Share Exchange Consideration"). The Conversion Ratio has been calculated by dividing the Aggregate Share Exchange Consideration (3.5 million shares) by 22,347.20, the number of issued and outstanding Company Common Shares. The Conversion Ratio is subject to appropriate adjustment in the event (a) the 100-to-1 reverse stock split of the Softwall Common Stock is not affected by the Effective Time, (b) the reverse-stock split ratio is changed, or (c) the number of shares of outstanding Company Common Stock is deemed to have changed as set forth in Section 3.02. Softwall shall pay any amounts that become due and owing to any shareholders of the Company who perfect their rights as dissenting shareholders under the California General Corporation Law ("Dissenting Shareholders").

2.02 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Softwall Common Stock shall be issued in the Share Exchange and no Softwall Common Stock dividend, stock split or interest shall relate to any fractional security. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Softwall Common Stock upon surrender of Company Common Stock certificates for exchange pursuant to this Article shall be entitled to receive from Softwall a stock certificate representing the next highest whole number of shares.

2.03 CONVERSION OF CERTIFICATES. At or after the Closing, the shareholders of the Company shall deliver the certificate(s) representing all issued and outstanding shares of Company Common Stock ("Certificates") for cancellation and conversion in accordance with the terms of this Agreement. Upon surrender of the Certificates for cancellation to Softwall, at the Effective Time, Softwall shall instruct its transfer agent to issue the shares of Softwall Common Stock as provided in this
        Article 2 and the Certificates so surrendered shall be canceled.



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                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

       The Company hereby represents and warrants to Softwall, that to the best of its knowledge, unless otherwise provided in the Company's financial statements:

3.01 ORGANIZATION AND AUTHORITY - The Company is a corporation duly organized, validly existing and in good standing under the laws of California, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary to avoid material liability or material interference in its business operations, and is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location. The Company is presently qualified to do business in the State of California.

3.02 CAPITALIZATION - The authorized capital of the Company is one hundred thousand (100,000) shares of common stock, no par value, of which approximately 22,347.20 common shares are outstanding; provided, however, 1333.33 of such shares may be cancelable, in which case the total number of outstanding shares of Company Common Stock would be 21,013.87. Except for this Agreement, certain outstanding promissory notes issued by the Company, which the Company has agreed to convert into preferred stock, and the statutory rights of the shareholders of the Company to dissent to the Share Exchange and to receive fair market value for their shares, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the Company's securities. The outstanding shares of the Company are legally and validly issued fully paid and non-assessable. The Company does not own more than 5% or more of the outstanding stock of any corporation.

3.03 NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, subject to the approval and adoption by the Company's shareholders, violate any provisions of the certificate/articles of incorporation or bylaws of the Company, or any provisions thereof, or result in the acceleration of any material obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which the Company is a party or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

3.04 FINANCIAL STATEMENTS - Unaudited financial statements ("Financial Statements") of the company for the years 1999 through December 31, 2001, have been delivered by the Company to Softwall. Company represents that Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Company as of December 31, 2001.

3.05 TITLE - Except for a factoring arrangement secured by the Company's accounts receivables, and a UCC-1 Financing Statement filed in connection therewith, and except for liens that have occurred in the ordinary course of business, the Company has good and marketable title to all of its material assets, business and properties including without limitation, all such properties reflected in the balance sheet as of the statement date except as disposed of in the normal course of business, free and clear of any mortgage loan, lien pledge, charge, claim or encumbrance except as shown on said balance sheet as of the date and in the case of real properties except for rights of way and easements which do not adversely affect the use of such property.

3.06 CONDITION OF ASSETS - All currently used material property and assets of the Company, or in which it has an interest, or which it has in its possession, are in good operating condition and repair subject only to ordinary wear and tear.

3.07 CHANGES SINCE THE STATEMENT DATE - Since the financial statement date, there have not been any material negative change in the financial position or the assets of the company.


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3.08   TAXES - Except approximately $315,000 due to the IRS for unpaid taxes, all material federal, foreign, county, and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Company, and there are no unpaid taxes which are or could become a lien on the assets or property of the Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

3.09 ACCURACY OF ALL STATEMENTS MADE BY COMPANY - No representation or warranty by the Company in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Company pursuant to this Agreement, nor any document or certificate delivered to Softwall pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omission of a material fact necessary to make the statement contained therein true in fact and not misleading.

3.10 NO COVENANT AS TO TAX CONSEQUENCES - It is expressly understood and agreed that neither the Company nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences or the transactions contemplated by this Agreement or tax consequences of this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

3.11 ENVIRONMENTAL LAWS. There has not been any release, spill, emission, leaking, deposit, disposal, discharge, dispersal or leaking into the environment of any hazardous material at, in, on, under or from any real property leased, used or managed by the Company (a "Company Facility") or in connection with its business, that could, to the Company's knowledge, individually or in the aggregate, have an adverse effect. To the Company's knowledge, no hazardous materials are being stored or otherwise are present at, in, on or under any real property leased, used or managed by the Company or in connection with its business where such activity is not in compliance with any environmental law, and the Company is in compliance, in all respects, with all environmental laws applicable to it. The Company has not (i) received a notice (oral or written) of any noncompliance of a Company Facility or its past or present operations with any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public (collectively, "Environmental and Safety Laws"), (ii) received notices, administrative actions or suits are pending or, to the Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws or (iii) been notified that the Company is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date. To the Company's knowledge, the Company's uses of and activities within any Company Facility have at all times complied with all Environmental and Safety Laws. The Company has all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SOFTWALL
                   ------------------------------------------

         Softwall represents and warrants to the Company and the Company's shareholders, that to the best of its knowledge:

4.01 ORGANIZATION AND AUTHORITY - Softwall is a corporation duly, organized and in good standing in the State of Utah, with full power and authority to enter into and perform the transactions contemplated by this Agreement and with all the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted, is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of business conducted by it, makes such qualification necessary to avoid material liability or material interference in its business operations, and is not subject to any agreement commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location. Softwall is presently qualified to do business in the State of Utah.

4.02 CAPITALIZATION - The authorized capital stock of Softwall consists solely of 50 million shares of Softwall Common Stock, $0.001 par value per share, and no shares of preferred stock. As of the date hereof and before giving effect to the 100-to-1 reverse stock split provided for in this Agreement, 14,142,000 shares of Softwall Common Stock were issued and outstanding. The outstanding shares of Softwall are legally and validly issued fully paid and non-assessable, and were issued in compliance with applicable federal and state securities laws. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to Softwall's securities. Softwall does not own more than 5% or more of the outstanding stock of any corporation.

4.03 NO CONFLICT - The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not violate any provisions of the certificate/articles of incorporation or bylaws of Softwall, or any provisions thereof, or result in the acceleration of any material obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Softwall is a party or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

4.04 TITLE - Except for liens that have occurred in the ordinary course of business, Softwall has good and marketable title to all of its material assets, business and properties including without limitation, all such properties reflected in the balance sheet as of the statement date except as disposed of in the normal course of business, free and clear of any mortgage loan, lien, pledge, charge, claim or encumbrance except as shown on said balance sheet.

4.05 REGULATORY COMPLIANCE - Softwall represents that at the time of the Closing it shall have taken all necessary steps to comply with all applicable state and federal securities laws and regulations and that, to the knowledge of Softwall, at the time of closing, there is no litigation, arbitration, governmental or other proceeding (formal or informal), claim or investigation pending or threatened, with respect to Softwall's compliance with any applicable securities laws and regulations.

4.06 PERFORMANCE OF THIS AGREEMENT - The execution and performance of this Agreement and the issuance of stock contemplated hereby has been approved by the board of directors and shareholders in accordance with all applicable laws.

4.07 FINANCIAL STATEMENTS AND SEC DOCUMENTS - True copies of Softwall's audited financial statements for the periods ended December 31, 2001 and December 31, 2000, have been reported by Softwall through SEC filings and are therefore deemed to have been delivered to Company. Softwall's unaudited interim financial statements for the period ended March 31, 2002, have been delivered to the Company by filing with the SEC. Such financial statements are true and correct in all material aspects and present an accurate and complete disclosure of the financial condition, earnings, assets and liabilities of Softwall for the periods covered, in accordance with generally accepted accounting practices on a consistent basis, and otherwise comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Since January 1, 1999, Softwall has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, with amendments read together with underlying documents, are referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in such financial statements, Softwall is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. There have been no material negative changes in the financial position or the assets of the Company as reflected in the SEC Documents.

4.08 CONDITION OF ASSETS - All currently used property and assets of Softwall, or in which Softwall has an interest, or which it possesses, are in good operating condition and repair subject only to ordinary wear and tear. Softwall does not, nor ever has, leased or owned any real property.

4.09 ACCURACY OF ALL STATEMENTS MADE BY SOFTWALL - No representation or warranty made by Softwall in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Softwall pursuant to this Agreement, nor any document or certificate delivered to Company pursuant to this Agreement or in connection with actions contemplated hereby, contains nor shall contain any untrue statement of material fact or omission of a material fact necessary to make the statement contained therein true in fact and not misleading.

4.10 LEGALITY OF SHARES TO BE ISSUED - The shares of common stock of Softwall to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by Softwall and will be fully paid and non-assessable.

4.11 NO COVENANT AS TO TAX CONSEQUENCES - It is expressly understood and agreed that neither Softwall nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences or the transactions contemplated by this Agreement or tax consequences of the Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

4.12 LIABILITIES - Softwall represents that at the time of closing it will have no assets or liabilities other than that which is reflected in its audited financial statements. Softwall does not pay nor is obligated to pay rent, has no employment or consulting agreements, has no compensation or other related obligations, or any long term or ongoing business overhead commitments. Softwall does not have, nor has ever had, any employees or insurance plans or policies.

4.13 ENVIRONMENTAL - There has not been any release, spill, emission, leaking, deposit, disposal, discharge, dispersal or leaking into the environment of any hazardous material at, in, on, under or from any real property leased, used or managed by Softwall (a "Softwall Facility") or in connection with its business, that could, to Softwall's knowledge, individually or in the aggregate, have an adverse effect. To Softwall's knowledge, no hazardous materials are being stored or otherwise are present at, in, on or under any real property leased, used or managed by Softwall or in connection with its business where such activity is not in compliance with any environmental law, and Softwall is in compliance, in all respects, with all environmental laws applicable to it. Softwall has not (i) received a notice (oral or written) of any noncompliance of a Softwall Facility or its past or present operations with any Environmental and Safety Laws, (ii) received notices, administrative actions or suits are pending or, to Softwall's knowledge, threatened relating to a violation of any Environmental and Safety Laws or (iii) been notified that Softwall is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date. To Softwall's knowledge, Softwall's uses of and activities within a Softwall Facility have at all times complied with all Environmental and Safety Laws. Softwall has all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

4.14 INTELLECTUAL PROPERTY - Except for two United States patents on mining processes that Softwall owns, Softwall does not license or use, any inventions, patents, patent rights, computer software, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights or copyrights (the "Intellectual Property"). The Company has not received any notice of infringement upon or conflict with the asserted rights of others. All Intellectual Property owned by Softwall is owned free and clear of all liens, adverse claims, encumbrances, or restrictions, except as otherwise disclosed herein. No claims with respect to the Intellectual Property have been asserted against Softwall against any other party or are or are likely to be threatened by any person, nor do any grounds exist for any claims now or in the future (i) to the effect that any product or service of Softwall or any business of Softwall as previously or currently conducted infringes on or misappropriates any intellectual property rights in which a third party has any rights, or (ii) challenging the ownership, validity or effectiveness of any of the Intellectual Property, except as otherwise disclosed herein. The Company has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property.

                                    ARTICLE 5
                                    COVENANTS
                                    ---------

5.01 ACCESS TO INFORMATION - Each party and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the other parties, and each party shall furnish or cause to be furnished to the other party and its authorized representative all information with respect to its affairs and business as such other party may reasonably request.

5.02 ACTIONS PRIOR TO CLOSING - From and after the date of this Agreement and until the Closing Date neither Softwall nor the Company shall materially alter its business.

5.03 ISSUANCE OF PREFERRED STOCK. Immediately upon the Closing, Softwall shall call a stockholders meeting and seek to approve an amendment to Softwall's Articles of Incorporation (the "Amendment") to authorize the issuance of one class of preferred stock, which shall be issued to current holders of certain promissory notes of the Company, who have agreed to convert their notes into preferred stock. Immediately after the Consulting Payment has been made, the Articles shall be amended and the preferred shares shall be immediately issued to the note holders in exchange for the cancellation of their promissory notes.

5.04 SPIN-OFF. Immediately upon the Closing, Softwall shall call a stockholder's meeting and seek to approve (a) the formation of a wholly owned subsidiary into which the patents and other assets and liabilities, related to Softwall's coal mining inventions and processes, shall be transferred (the "Subsidiary"), and (b) the subsequent spin-off of the shares of the Subsidiary (the "Spin-Off") on a pro rata basis to the holders of Softwall's common stock that existed immediately prior to the Closing of the Share Exchange. The Spin-Off shall be affected immediately after the Consulting Payment has been made.

                                    ARTICLE 6
                 CONDITIONS PRECEDENT TO SOFTWALL'S OBLIGATIONS
                 ----------------------------------------------

         The obligation of Softwall to consummate the Share Exchange shall be subject to the satisfaction by the Company, or waiver, of the following conditions:

6.01 TRUTH OF REPRESENTATIONS AND WARRANTIES - The representations and warranties made by the Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representation and warranties had been made or given on and as of the Closing Date.

6.02 ABSENCE OF SUIT - No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against the Company or any of the affiliates, associates, officers, or directors or any of them, seeking to restrain, prevent, or change the transactions contemplated herein or seeking damages in connection with any of such transactions

6.03 RECEIPT OF APPROVALS ETC. - All approvals, consents, and/or waivers that are necessary to effect the transactions contemplated hereby shall have been received.

6.04 CLOSING DELIVERIES - In addition to any other instruments and documents required to be delivered by the Company pursuant to this Agreement, the Company shall have delivered to Softwall on or before the Closing Date such certificates, instruments and documentation as are reasonably required in the opinion of Softwall to complete the transactions contemplated.

6.05 NO MATERIAL ADVERSE CHANGE - As of the Closing Date no material change has occurred which impairs the ability of the Company to conduct its business or the earning power thereof on the same basis as in the past.

6.06 ACCURACY OF FINANCIAL STATEMENT - Softwall and its representatives shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Company.

6.07 PROCEEDINGS AND INSTRUMENTS SATISFACTORY; CERTIFICATES - All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred, and Softwall shall have received, all appropriate documents incident thereto, as Softwall may request as to demonstrate compliance with the conditions set forth in Article 6.

                                    ARTICLE 7
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
               --------------------------------------------------

         The obligation of the Company to consummate the Share Exchange shall be subject to the satisfaction by Softwall, or waiver, of the following conditions:

7.01 CONSULTING AGREEMENT WITH RANDALL PETERSON - Softwall and Randall Peterson shall have executed.

7.02 TRUTH OF REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Softwall in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representation and warranties had been made or given on and as of the Closing Date.

7.03 REVERSE STOCK SPLIT. Softwall shall have properly affected a 100-for-1 reverse split of the Softwall Common Stock.

7.04 COMPLIANCE WITH COVENANTS - Softwall shall have performed and complied with its obligations under this Agreement.

7.05 TRUTH OF REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Softwall in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representation and warranties had been made or given on and as of the Closing Date.

7.06 REVERSE STOCK SPLIT. Softwall shall have properly affected a 100-for-1 reverse split of the Softwall Common Stock.

7.07 COMPLIANCE WITH COVENANTS - Softwall shall have performed and complied with its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

7.08 APPROVAL OF SHAREHOLDERS - The Company shall have obtained the requisite approval of its shareholders and board of directors, to enter into and consummate the Share Exchange and the other transactions contemplated hereby, and shall have provided any shareholders who have not consented in writing to approve the Share Exchange, with 10 days written notice of the approval of the Share Exchange.

7.09 ABSENCE OF SUIT - No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened and no, investigation by any governmental or regulatory authority shall have been commenced against Softwall or any affiliates, associates, officers or directors of Softwall seeking to restrain, prevent or change the transactions contemplated herein, or seeking damages in connection with any of such transactions.

7.10 RECEIPT OF APPROVALS ETC. - All approvals, consent and/or waivers that are necessary to effect the transactions contemplated hereby shall have been received.

7.11 CLOSING DELIVERIES - In addition to any other instruments and documents required to be delivered by Softwall pursuant to this Agreement, Softwall shall have delivered to the Company on or before the Closing Date such certificates, instruments and documentation as are reasonably required in the opinion of the Company's counsel to complete the transactions contemplated.

7.12 NO MATERIAL ADVERSE CHANGE - As of the Closing Date no material change has occurred which impairs the ability of Softwall to conduct its business or the earning power thereof on the same basis as in the past.

7.13 ACCURACY OF FINANCIAL STATEMENT - Company and its representatives shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of Softwall.

7.14 PROCEEDINGS AND INSTRUMENTS SATISFACTORY; CERTIFICATES - All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred, and the Company shall have received all appropriate documents incident thereto, as the Company may request as to demonstrate compliance with the conditions set forth in Article 7.

                                    ARTICLE 8
                                 INDEMNIFICATION
                                 ---------------

The Company shall indemnify Softwall for any loss, cost, expense or other damage suffered by Softwall resulting from, arising out of, or incurred with respect to the falsity or the breach of any representations, warranty or covenant made by the Company herein. Softwall shall indemnify and hold the Company and its shareholders harmless against any loss, cost, expense, or other damage (including, without limitation, attorneys fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of, or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Softwall herein.

                                    ARTICLE 9
                             SECURITY ACT PROVISIONS
                             -----------------------

9.01 RESTRICTIONS ON DISPOSITION OF SHARES - The Company acknowledges that the Softwall Shares to be issued in the Share Exchange shall contain the appropriate legend which prohibits the disposition of such shares:

         o Pursuant to an effective registration statement under the Securities Act of 1933, as amended, or
         o In any other transaction which, in the opinion of counsel acceptable to Softwall is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

9.02 NOTICE OF LIMITATION UPON DISPOSITION - The Company acknowledges that the shares distributed pursuant to this Agreement will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, the Company's shareholders will probably have to retain such shares for a period of at least one year and at the expiration of such holding period, sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Securities and Exchange Commission and such disposition may only be available if Softwall is current in its filings with the Securities and Exchange Commission under the Securities Act and other public disclosure requirements, and the other limitations imposed thereby on the disposition of the shares of Softwall. Additionally, "affiliates" owning shares will be subject to additional restrictions limiting sales.

                                   ARTICLE 10
                             PRE-CLOSING PERFORMANCE
                             -----------------------

                                   [RESERVED]

                                   ARTICLE 11
                                     CLOSING
                                     -------

11.01 DOCUMENTS TO BE DELIVERED BY THE COMPANY - At the Closing, unless waived by Softwall, the Company shall deliver to Softwall the following documents:

         o A certificate signed by the President of the Company that the representations and warranties are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date and that the Company has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.
         o Such documents of transfer, certificate of authority and other documents as Softwall may reasonably request.
         o A certified copy of the duly adopted resolutions of the board of directors and shareholders of the Company authorizing or ratifying the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions thereof.

11.02 DOCUMENTS TO BE DELIVERED BY SOFTWALL - At the Closing, unless waived by the Company, Softwall shall deliver to the Company the following documents:

         o A certified copy of the duly adopted resolutions of the board of directors and the shareholders of Softwall authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions thereof;
         o A certificate signed by the President of Softwall that the representations and warranties are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date and that Softwall has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.
         o Such documents of transfer, certificate of authority and other documents as Softwall may reasonably request.

                                   ARTICLE 12
                           TERMINATION AND ABANDONMENT
                           ---------------------------

12.01 TERMINATION. This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any part to any other, at any time before the Closing Date as follows:
         (a)      By mutual consent of Softwall and the Company;
         (b) By Softwall if the Company is unable to satisfy any of the conditions provided for in Article 6 of this Agreement and Softwall has not waived such condition;
         (c) By the Company if Softwall is unable to satisfy any of the conditions provided for in Article 7 of this Agreement and the Company has not waived such conditions.

12.02 EFFECT OF TERMINATION. In the event of termination and abandonment by any party as above provided in this Article, written notice shall forthwith be given to the other party, and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated thereunder

                                   ARTICLE 13
                                  MISCELLANEOUS
                                  -------------

13.01 NOTICES - All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

         o        If to the Company, to William E. Thomas at 1511 E.
                  Orangethorpe, Suite F, Fullerton, CA 92831, or to such other person and place as the Company shall furnish to Softwall in writing; or
         o If to Softwall, to Randall D. Peterson at 11602 Colchester Drive Sandy, Utah 84092 or such other person as Softwall shall furnish to Company in writing.

13.02 ANNOUNCEMENTS - Announcements concerning the transactions provided for in the Agreement by either the Company or Softwall shall be subject to the approval of the other in all essential respects.

13.03 ATTORNEY'S FEES - In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the parties agree that the prevailing party shall recover from the non-prevailing party all of such prevailing party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from.

13.04 ASSIGNMENT - This Agreement may not be assigned in whole or in part by the parties hereto without prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

13.05 SUCCESSORS AND ASSIGNS - This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

13.06 HOLIDAYS - If any obligation or act required to be performed hereunder shall fall due on a Saturday, Sunday or other day which is a legal holiday established in the State of Utah, such obligation or act may be performed on the next succeeding business day with the same effect as if it had been performed upon the day appointed.

13.07 COMPUTATION OF TIME - The time in which any obligation or act provided by this Agreement is to be performed is computed by excluding the first day and including the last, unless the last day is a holiday, in which event such day shall also be excluded.

13.08 GOVERNING LAW AND VENUE. This Agreement shall be governed by and interpreted by the laws of the State of Utah. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the County of Salt Lake, State of Utah and in no other place. The parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be affected by the means by which notices are to be given to it under this Agreement.

13.09 PARTIAL INVALIDITY - If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.10 NO OTHER AGREEMENTS - This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon the parties hereto.

13.11 RIGHTS ARE CUMULATIVE - The rights and remedies granted hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of Utah.

13.12 WAIVER - No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

13.13 SURVIVAL OF COVENANTS - All covenants, representations and warranties made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

13.14 FURTHER ACTION - The parties hereto agree to execute and deliver such additional documents and to take such other and further actions contemplated herein.

13.15 AMENDMENT - This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

13.16 HEADINGS - The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or of any of the provisions hereof.

13.17 COUNTERPARTS - This agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed and original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

                            (Signature page follows)

                   (Signature to Agreement of Reorganization)

         IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement as of the day and year first above written

         "SOFTWALL"

         SOFTWALL EQUIPMENT CORPORATION

         By: /s/ Randall D. Peterson
             -------------------------------------------
             Randall D. Peterson - President & Director

         By: /s/ Sally W. Peterson
             -------------------------------------------
             Sally W. Peterson - Secretary & Director

         "COMPANY"

         US TECHNICAL CONSULTANTS CORPORATED

         By: /s/ William E. Thomas
             -------------------------------------------
             William E. Thomas - President